SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

July 7, 2003

(Date of earliest event reported)

SHURGARD STORAGE CENTERS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-11455	91-1603837

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1155 Valley Street

Suite 400
Seattle, Washington 98109-4426

(Address of principal executive offices, including zip code)

(206) 624-8100

(Registrant’s telephone number, including area code)

Item 5. Other Events
Item 7. Financial Statement, Pro Forma Financial Information and Exhibits
PRO FORMA FINANCIAL INFORMATION
SIGNATURE
EXHIBIT 23.1
EXHIBIT 23.2

Item 5. Other Events

     We are filing this Current Report on Form 8-K in connection with our increased ownership in Recom & Co. SNC, which we refer to as Recom. Recom is a Belgian partnership that holds debt and equity interests in Shurgard Self Storage SCA, which we refer to as Shurgard Europe.

Increased Ownership in Shurgard Europe

      During the first half of 2003, we increased our ownership interest in Shurgard Europe from 7.6% to 60.7% (1) directly through the acquisition of a 10.6% ownership interest in Shurgard Europe held by affiliates of Credit Suisse First Boston, which we refer to collectively as CSFB, on April 30, 2003 for $49.7 million and (2) indirectly through our ownership interest in Recom as discussed below. Recom is a Belgian partnership that holds debt and equity interests in Shurgard Europe. We are in the process of further increasing our ownership interest in Shurgard Europe and intend to liquidate Recom later in 2003, subject to the approval of the other owners of Recom, so that our entire equity interest in Shurgard Europe will be owned directly.

Acquisition of Additional Institutional Partner Interests

      As of June 30, 2003, three unaffiliated institutional partners directly owned 30.5% of Shurgard Europe. The three institutional partners, which own their interest through affiliated entities, are Deutsche Bank Aktiengesellschaft (12.8%), which together with its affiliates we refer to as Deutsche Bank, Fremont Investors, Inc. (12.8%), which together with its affiliates we refer to as Fremont, and AIG Global Real Estate Investment Corp. (7.1%), which together with its affiliates, we refer to as AIG.

      In June 2003, we entered into agreements to acquire Deutsche Bank’s 12.8% ownership interest and AIG’s 7.1% ownership interest for an aggregate of 90.6 million euro ($105.0 million as of July 1, 2003) assuming that we close these transactions on July 31, 2003. Completion of the Deutsche Bank and the AIG transactions is contingent on the closing of our announced public offering of shares of our common stock and is expected to occur in the third quarter of 2003.

      The following table shows the ownership structure of Shurgard Europe as of June 30, 2003 and the ownership structure after taking into account our purchase of additional ownership interests from Deutsche Bank and AIG and the expected liquidation of Recom as described below.

	Percentage Interest	Acquisition of	Percentage Interest
	as of June 30,	Interests by	following
Owner	2003(1)	Shurgard	Acquisition

Shurgard(2)	60.7%	19.9%	80.6%
Deutsche Bank	12.8	(12.8)	—
AIG	7.1	(7.1)	—
Fremont(3)	12.8	—	12.8
European operating partners(4)	4.6	—	4.6
Shurgard Europe employees(5)	2.0	—	2.0

Total	100.0%	0.0%	100.0%

(1)	Percentage interests assume the exercise of outstanding warrants to purchase interests in Shurgard Europe as described below.

(2)	We own a 13.3% ownership interest in Shurgard Europe directly and a 47.4% ownership interest in Shurgard Europe indirectly through Recom.

(3)	Fremont declined to sell us its ownership interest in Shurgard Europe at the price we offered to Deutsche Bank and AIG.

(4)	Our European operating partners consist of several Belgian entities owned by European entrepreneurs who worked with us in 1995 to establish Shurgard Europe’s operations and who joined us as original investors in Shurgard Europe.

(5)	Certain current and former employees of Shurgard Europe are equity owners in a Luxembourg entity that owns an interest in Recom.

      Shurgard Europe is managed by a board of managers in which, once the Deutsche Bank and AIG transactions are closed, we will hold 80.4% of the votes, our European operating partners will hold approximately 7.1% and Fremont, as the sole remaining institutional investor, will hold approximately 12.5%. Substantially all major decisions will continue to require the approval of us and at least one of our remaining joint venture partners. The joint venture agreement provides that if, by December 31, 2004, Fremont has not had an opportunity to liquidate its interest through an initial public offering or a sale of its ownership interest, it may initiate steps to retain an investment bank to value Shurgard Europe, at which time we have a preemptive right to purchase Fremont’s ownership interest at that value. If we do not purchase Fremont’s interest, certain procedures under the joint venture agreement could lead to an initial public offering or to the sale of Shurgard Europe or its assets. All joint venture partners’ interests in Shurgard Europe are subject to a right of first refusal. We, Recom (until Recom is liquidated as described below) and our European operating partners are subject to other restrictions on the transfer and sale of our ownership interests in Shurgard Europe. The operation of these provisions could continue to affect our ownership interest in, and the structure of, our European investment.

Recom Transactions

      Increase in Recom Ownership. On June 20, 2003, we loaned $153.0 million to Recom, which Recom then used to repay the outstanding balance of, and certain costs relating to, Recom’s principal credit facility that matured on June 21, 2003. Our loan to Recom matures on December 31, 2004, bears interest at EURIBOR plus 200 basis points and is secured by Recom’s ownership interests in Shurgard Europe.

      On June 28, 2003, under agreements related to the Recom credit facility, we purchased additional Recom shares representing 79.0% of Recom’s capital stock for a price of $856,000. Entities owned by our European operating partners and by certain current and former Shurgard Europe employees, which were original shareholders of Recom with us, also purchased additional Recom shares at the same price per share. As a result of these transactions, we now own 88.1% of Recom, our European operating partners own 8.2% and the Shurgard Europe employees own 3.7%.

      Recom is managed by an officer of Shurgard. Any significant capital commitment or any sale of assets requires unanimous approval of all partners. We, our European operating partners and the Shurgard Europe employees each have the right to increase our respective equity interests in Recom, pro rata in proportion to our current ownership, by purchasing additional Recom shares at a fixed price of 74.37 euro ($86.12 as of July 1, 2003) per share.

      Recom’s Equity and Debt Interests in Shurgard Europe. As of June 30, 2003, Recom’s investment in Shurgard Europe consisted of the following:

•	Recom has a 53.8% equity interest in Shurgard Europe, consisting of (1) an existing equity investment of 16.1 million euro ($18.4 million at historical exchange rates), representing a 22.5% ownership interest in Shurgard Europe, and (2) warrants to purchase additional equity, representing a 31.3% ownership interest in Shurgard Europe, for a price that increases monthly in accordance with a schedule. We and our European operating partners also hold warrants representing a 1.5% and 0.1% ownership interest in Shurgard Europe, respectively, on the same terms as the Recom warrants. The aggregate exercise price of all of these warrants is 126.2 million euro in July 2003 ($146.1 million as of July 1, 2003).

•	Recom made a subordinated loan to Shurgard Europe in 1999 that bears interest at 8.25% per annum, matures in 2009 and is prepayable. The outstanding balance as of June 30, 2003 was 126.8 million euro ($146.8 million as of July 1, 2003) and will increase to 127.6 million euro at July 31, 2003 ($147.8 million as of July 1, 2003), as interest accrues.

      The repayment of Recom’s subordinated loan to Shurgard Europe requires the consent of Shurgard Europe’s commercial banking group. Subject to obtaining this consent, the Shurgard Europe warrant holders intend to exercise their warrants to purchase additional interests in Shurgard Europe. Shurgard Europe will use the proceeds from the warrant exercises to repay substantially all of the subordinated loan to Recom.

      Recom Liquidation. Following these transactions, we intend to liquidate Recom, subject to the approval of the other owners of Recom. In a liquidation, Recom would distribute to each Recom owner its pro rata portion of the Shurgard Europe interests owned by Recom, subject to the owner’s pro rata allocation of our $153.0 million loan (secured by the owner’s Shurgard Europe interests). In the course of the liquidation, our pro rata portion of the loan (approximately $134.3 million) would become equity. The balance of the loan would be assumed by our European operating partners ($12.5 million) and the Shurgard Europe employees ($5.7 million) and would represent a loan receivable by us.

Accounting Treatment for Shurgard Europe

      Following the transactions to increase our ownership in Shurgard Europe and the Recom liquidation, we will account for our investment in Shurgard Europe in accordance with the equity method and not by consolidation, even though we will own 80.6% of Shurgard Europe. By virtue of the terms of the joint venture agreement that governs Shurgard Europe, we and Fremont will share decision-making authority with respect to major decisions. Under accounting rules, therefore, we will not have sufficient control to require or permit full consolidation of Shurgard Europe financial statements.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

INDEX TO FINANCIAL STATEMENTS

Pro Forma Unaudited Condensed Consolidated Balance Sheet of Shurgard Storage Centers, Inc. as of March 31, 2003	6
Unaudited Pro Forma Condensed Statement of Income of Shurgard Storage Centers, Inc. for the Year Ended December 31, 2002	7
Unaudited Pro Forma Condensed Statement of Income of Shurgard Storage Centers, Inc. for the Three Months Ended March 31, 2003	8
Independent Auditors’ Report	9
Consolidated Balance Sheets of Shurgard Self Storage SCA at December 31, 2002 and 2001	10
Consolidated Statements of Operations of Shurgard Self Storage SCA at or for the years ended December 31, 2002 and 2001	11
Consolidated Statements of Shareholders’ Equity and Comprehensive Income of Shurgard Self Storage SCA at or for the years ended December 31, 2002 and 2001	12
Consolidated Statements of Cash Flows of Shurgard Self Storage SCA at or for the years ended December 31, 2002 and 2001	13
Notes to Consolidated Financial Statements of Shurgard Self Storage SCA	14
Consolidated Balance Sheets of Shurgard Self Storage SCA at March 31, 2003 and 2002	24
Consolidated Statements of Operations of Shurgard Self Storage SCA at or for the quarters ended March 31, 2003 and 2002	25
Consolidated Statements of Cash Flows of Shurgard Self Storage SCA at or for the quarters ended March 31, 2003 and 2002	26
Notes to Consolidated Financial Statements of Shurgard Self Storage SCA	27
Independent Auditors’ Report	34
Balance Sheets of Recom & Co. SNC at December 31, 2002 and 2001	35
Statements of Operations of Recom & Co. SNC at or for the years ended December 31, 2002 and 2001	36
Statements of Cash Flows of Recom & Co. SNC at or for the years ended December 31, 2002 and 2001	37
Statements of Shareholders’ Equity and Comprehensive Income of Recom & Co. SNC at or for the years ended December 31, 2002 and 2001	38
Notes to Financial Statements of Recom & Co. SNC	39
Balance Sheets of Recom & Co. SNC at March 31, 2003 and 2002	44
Statements of Operations of Recom & Co. SNC at or for the quarters ended March 31, 2003 and 2002	45
Statements of Cash Flows of Recom & Co. SNC at or for the quarters ended March 31, 2003 and 2002	46
Notes to Financial Statements of Recom & Co. SNC	47

PRO FORMA FINANCIAL INFORMATION

      The unaudited pro forma financial information set forth below gives effect to the transactions relating to our completed and contemplated acquisitions of additional ownership interests in Shurgard Europe, as well as the application of the net proceeds from our proposed offering of common stock. These transactions have either been completed after March 31, 2003, or are subject to agreements entered into after March 31, 2003. These transactions include:

•	our acquisition of CSFB’s 10.6% ownership interest in Shurgard Europe on April 30, 2003, for $49.7 million;

•	our acquisition of Deutsche Bank’s 12.8% ownership interest and AIG’s 7.1% ownership interest in Shurgard Europe pursuant to agreements entered into in June 2003 for an aggregate price of 90.6 million euro ($105.0 million as of July 1, 2003) assuming that we close these transactions on July 31, 2003; and

•	our $153.0 million loan to Recom and our purchase of additional equity in Recom for approximately $856,000, resulting in an additional 42.5% indirect ownership interest in Shurgard Europe.

      The pro forma financial information does not reflect our acquisition of the 36 properties that we previously operated under our tax retention operating leases in April and June 2003 or our acquisition of Minnesota Mini-Storage on June 30, 2003, pursuant to which we issued 3,050,000 shares of common stock.

      Recom holds a 53.8% equity interest in Shurgard Europe on a fully diluted basis, consisting of (1) an existing equity investment representing a 22.5% ownership interest in Shurgard Europe and (2) warrants to purchase additional equity, representing a 31.3% ownership interest in Shurgard Europe. Recom has also made a subordinated loan to Shurgard Europe. The pro forma financial information assumes that the warrants have been exercised and that Shurgard Europe has repaid the subordinated loan from Recom, but does not reflect the liquidation of Recom.

      We expect to use proceeds from our proposed offering of common stock to fund the Deutsche Bank and AIG transactions and to repay outstanding indebtedness under our revolving credit facility, which includes amounts borrowed to purchase a portion of the 36 properties previously operated under our tax retention operating leases and to fund our additional Recom investment.

      The pro forma condensed consolidated balance sheet as of March 31, 2003 assumes that the transactions and the application of the estimated proceeds from our proposed offering of common stock had occurred on March 31, 2003. The pro forma condensed statements of income for the year ended December 31, 2002 and for the three months ended March 31, 2003 assume that the transactions and the application of the estimated proceeds from our proposed offering of common stock had occurred on January 1, 2002.

      The pro forma financial information reflects the consolidation of Recom financial statements with our financial statements as of the date the Recom transaction is assumed to have occurred, as described above. The presentation below reflects our investment in Shurgard Europe under the equity method of accounting because our institutional partners have participation rights that affect our ability to control the entity. Under the joint venture agreement, substantially all major decisions will require the approval of us and at least one of our remaining joint venture partners in Shurgard Europe. Based on the guidance provided by Emerging Issues Task Force No. 96-16, “Investor’s Accountings for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights,” these governance provisions prevent us from consolidating the financial statements of Shurgard Europe.

      The pro forma financial information set forth below is not necessarily indicative of our combined financial position or the results of operations that actually would have occurred if the transactions had been consummated on such dates. In addition, they are not intended to be a projection of results of operations that may be obtained in the future. This pro forma financial information should be read in conjunction with the audited financial statements and related notes thereto included elsewhere or incorporated by reference in this prospectus supplement.

Pro Forma Unaudited Condensed Consolidated Balance Sheet as of March 31, 2003

				Adjustments
		Adjustments		for Purchase
		for Purchase		of Shurgard
		of Recom		Europe		Pro Forma
	As Reported	Interests		Interests		as Adjusted

	(in thousands)
Assets:
Storage centers	$1,263,018	$—		$—		$1,263,018
Other real estate investments	28,878	153,377	(1)	148,033	(2)	330,288
Cash and cash equivalents	71,847	220	(3)	(49,652	)(4)	22,415
Other assets	129,545	281	(3)	—		129,826

Total assets	$1,493,288	$153,878		$98,381		$1,745,547

Liabilities and Shareholders’ Equity:
Accounts payable and other liabilities	$107,016	$—		$(6,579	)(5)	$100,437
Line of credit	—	153,878	(6)	(24,009	)(7)	129,869
Notes payable	642,355	—		—		642,355

Total liabilities	749,371	153,878		(30,588)		872,661

Minority interest in other real estate investments	15,378	—		—		15,378
Shareholders’ equity	728,539	—		128,969	(7)	857,508

Total liabilities and shareholders’ equity	$1,493,288	$153,878		$98,381		$1,745,547

(1)	The increase in other real estate investments represents our additional 42.5% indirect ownership interest in Shurgard Europe resulting from increasing our ownership interest in Recom from 9.1% to 88.1%.

(2)	The increase in other real estate investments represents our acquisition of CSFB’s 10.6% ownership interest in Shurgard Europe on April 30, 2003 and the anticipated acquisition of Deutsche Bank’s 12.8% ownership interest and AIG’s 7.1% ownership interest in Shurgard Europe in the third quarter of 2003.

(3)	The increases in cash and cash equivalents and other assets represent the consolidation of Recom for financial accounting purposes as of March 31, 2003.

(4)	The decrease in cash is the result of our acquisition of CSFB’s 10.6% ownership interest in Shurgard Europe on April 30, 2003.

(5)	The decrease in accounts payable and other liabilities represents the reclassification of the negative basis of our investment in Shurgard Europe to other real estate investments incident to the purchase of CSFB’s 10.6% ownership interest in Shurgard Europe.

(6)	The increase in our revolving credit facility represents borrowings to fund our loan to Recom and our increased equity investment in Recom.

(7)	Increase in total shareholders’ equity represents proceeds of $129.0 million, net of estimated transaction costs, from the issuance of 4,000,000 shares of common stock at $33.83 per share in this offering, of which approximately $105.0 million will be used to acquire Deutsche Bank’s 12.8% ownership interest and AIG’s 7.1% ownership interest in Shurgard Europe, and approximately $24.0 million will be used to repay outstanding indebtedness under our revolving credit facility.

Unaudited Pro Forma Condensed Statement of Income

for the Year Ended December 31, 2002

				Adjustments
		Adjustments		for Purchase
		for Purchase		of Shurgard
		of Recom		Europe		Pro Forma
	As Reported	Interests		Interests		as Adjusted

	(in thousands, except per share data)
Revenues:
Total revenue	$264,113	$—		$—		$264,113
Expenses:
Depreciation and amortization	46,426	—		—		46,426
Loss from other real estate investments	1,396	7,561	(1)	4,872	(2)	13,829
Other operating and administrative expenses	117,574	—		—		117,574

Total expenses	165,396	7,561		4,872		177,829

Income from operations	98,717	(7,561)		(4,872)		86,284
Other Income (Expense):
Interest expense	(38,386)	(4,570	)(3)	(753	)(4)	(43,709)
Interest income and other	(3,375)	—		—		(3,375)

Other income (expense), net	(41,761)	(4,570)		(753)		(47,084)
Minority interest	(637)	—		—		(637)

Net income before income tax benefit	56,319	(12,131)		(5,625)		38,563
Income tax benefit	314	—		—		314

Net income	$56,633	$(12,131)		$(5,625)		$38,877

Net Income Allocation:
Allocable to preferred shareholders	$14,695	$—		$—		$14,695
Allocable to common shareholders	41,938	(12,131)		(5,625)		24,182

Net income	$56,633	$(12,131)		$(5,625)		$38,877

Net Income per Common Share:
Basic net income per common share	$1.20	$(0.35)		$(0.23)		$0.62
Diluted net income per common share	$1.18	$(0.34)		$(0.23)		$0.61

(1)	The increased loss from other real estate investments is the result of losses attributable to our additional 42.5% indirect ownership interest in Shurgard Europe through Recom, in which we increased our ownership interest from 9.1% to 88.1%.

(2)	The increased loss from other real estate investments is the result of our acquisition of CSFB’s 10.6% ownership interest in Shurgard Europe on April 30, 2003 and the anticipated acquisition of Deutsche Bank’s 12.8% ownership interest and AIG’s 7.1% ownership interest in Shurgard Europe in the third quarter of 2003.

(3)	The increase in interest expense is the result of the additional $153.9 million that we borrowed under our revolving credit facility to finance our additional investment in Recom.

(4)	The increase in interest expense is the result of the additional $25.6 million that we would have borrowed to fund the acquisition of CSFB’s 10.6% ownership interest in Shurgard Europe had the acquisition closed on January 1, 2002, net of proceeds from this offering.

Unaudited Pro Forma Condensed Statement of Income for the Three Months Ended March 31, 2003

				Adjustments
		Adjustments		for Purchase
		for Purchase		of Shurgard
		of Recom		Europe		Pro Forma as
	As Reported	Interests		Interests		Adjusted

	(in thousands, except per share data)
Revenues:
Total revenue	$66,804	$—		$—		$66,804
Expenses:
Depreciation and amortization	12,374	—		—		12,374
Loss from other real estate investments	577	2,746	(1)	1,730	(2)	5,053
Other operating and administrative expenses	30,983	—		—		30,983

Total expenses	43,934	2,746		1,730		48,410

Income from operations	22,870	(2,746)		(1,730)		18,394
Other Income (Expense):
Interest expense	(9,709)	(962	)(3)	(158	)(4)	(10,829)
Interest income and other	938	—		—		938

Other income (expense), net	(8,771)	(962)		(158)		(9,891)
Minority interest	(172)	—		—		(172)

Net income before income tax benefit	13,927	(3,708)		(1,888)		8,331
Income tax benefit	86	—		—		86

Net income	$14,013	$(3,708)		$(1,888)		$8,417

Net Income Allocation:
Allocable to preferred shareholders	$2,974	$—		$—		$2,974
Allocable to common shareholders	11,039	(3,708)		(1,888)		5,443

Net income	$14,013	$(3,708)		$(1,888)		$8,417

Net Income per Common Share:
Basic net income per common share	$0.31	$(0.10)		$(0.07)		$0.14
Diluted net income per common share	$0.30	$(0.10)		$(0.06)		$0.14

(1)	The increased loss from other real estate investments is the result of losses attributable to our additional 42.5% indirect ownership interest in Shurgard Europe through Recom, in which we increased our ownership interest from 9.1% to 88.1%.

(2)	The increased loss from other real estate investments is the result of our acquisition of CSFB’s 10.6% ownership interest in Shurgard Europe on April 30, 2003 and the anticipated acquisition of Deutsche Bank’s 12.8% ownership interest and AIG’s 7.1% ownership interest in Shurgard Europe in the third quarter of 2003.

(3)	The increase in interest expense is the result of the additional $153.9 million that we borrowed under our revolving credit facility to finance our additional investment in Recom.

(4)	The increase in interest expense is the result of the additional $25.6 million that we would have borrowed to fund the acquisition of CSFB’s 10.6% ownership interest in Shurgard Europe had the acquisition closed on January 1, 2002, net of proceeds from this offering.

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of

Shurgard Self Storage, s.c.a.
Brussels, Belgium

      We have audited the accompanying consolidated balance sheets of Shurgard Self Storage, s.c.a. and subsidiaries (collectively “the Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of December 31, 2002 and 2001, and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE
Reviseurs d’Entreprises SC s.f.d. SCRL
Represented by

/s/ DANIEL KROES

Daniel Kroes

March 14, 2003

SHURGARD SELF STORAGE SCA

CONSOLIDATED BALANCE SHEETS

		31 Dec 2002	31 Dec 2001
	Note	$’000	$’000

ASSETS
Storage Centres:
Land		83,297	53,623
Buildings & equipment, net		279,570	171,321
Construction in progress		87,225	68,839

Total Storage Centres	C	450,092	293,783
Cash & cash equivalents		24,978	15,324
Deferred taxation	D	36,428	24,005
Other assets	E	30,103	20,059

Total Assets		541,601	353,171

LIABILITIES & SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities		35,617	24,676
Liabilities under capital leases	F	9,469	7,838
Bonds payable	G	49,623	—
Lines of credit	H	270,936	174,506
Subordinated loan payable	J	127,620	99,534

Total Liabilities		493,265	306,554

Commitments and contingencies	M
Shareholders’ equity
General Partner Interest €160.50 par value; 56 shares issued and outstanding in 2002 and 2001		10	10
Class A Limited Liability Partner Interest €160.50 par value; 97,733 shares issued and outstanding in 2002 and 2001		17,769	17,769
Additional paid in capital		30	30
Profit Certificates: 219,234 (2001:219,234) issued	K	113,665	92,036

Total shareholders’ interest		131,474	109,845
Accumulated loss		(79,086)	(56,585)
Accumulated other comprehensive income		(4,052)	(6,643)

Total shareholders’ equity		48,336	46,617

Total liabilities & shareholders’ equity		541,601	353,171

SHURGARD SELF STORAGE SCA

CONSOLIDATED STATEMENTS OF OPERATIONS

		Year Ended	Year Ended
		31 Dec 2002	31 Dec 2001
	Note	$’000	$’000

Rental revenue		43,512	26,526
Other revenue		257	20

Total Revenue		43,769	26,546

Direct store operating expenses		20,068	13,701
Real estate taxes		2,193	1,777
Other operating expenses		16,966	14,020
Depreciation and amortisation		12,959	9,044

Total Expenses		52,186	38,542

Net Loss Arising From Operations		(8,417)	(11,996)
Net interest expense		(23,784)	(16,494)
Exchange translation gain on bonds payable		2,357	—

Net Loss Before Taxation		(29,844)	(28,490)
Provision for taxes		7,343	8,304

Net Loss Before Cumulative Effect of A Change in Accounting Principle		(22,501)	(20,186)
Cumulative effect of a change in accounting principle	I	—	(1,106)

Net Loss		(22,501)	(21,292)

SHURGARD SELF STORAGE SCA

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

		Limited Liability			Accumulated
	General	Partner Interest	Additional		other	Total
	Partner	and profit	paid in	Accumulated	comprehensive	shareholders’
	Interest	certificates	capital	loss	loss	equity

	(dollars in thousands)
Balance 1 January 2001	10	71,902	30	-35,293	-6392	30,258
Increase in shareholders’ interest		37,903				37,903
Comprehensive loss:
Net loss				-21,292		-21,292
Other Comprehensive Loss:
Gain on derivative instruments					900	900
Foreign currency translation					-1,151	-1,151
Total Comprehensive Loss:				-21,292	-251	-21,543
Balance 31 December 2001	10	109,805	30	-56,585	-6,643	46,617
Increase in shareholders’ interest		21,629				21,629
Comprehensive loss:
Net Loss				-22,501		-22,501
Other Comprehensive Income(loss):
Loss on derivative instruments					-2,483	-2,483
Foreign currency translation					5,074	5,074
Total Comprehensive Loss:				-22,501	2,591	-19,910
Balance 31 December 2002	10	131,434	30	-79,086	-4,052	48,336

SHURGARD SELF STORAGE SCA

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Year Ended	Year Ended
	Note	31 Dec 2002	31 Dec 2001

Net Loss
Adjustments to reconcile earnings to net cash used in operating activities		(22,501)	(21,292)
Provision for deferred taxation		(7,343)	(8,304)
(Gains) on disposal of property		(257)	(20)
Cumulative effect of a change in accounting principle			1,106
Depreciation and amortisation		12,959	9,044
Amortisation of financing costs as interest expense		3,268	2,706
Exchange translation gain on bond payable		(2,357)	—
Redemption premium on bonds payable		539	—
Subordinated loan payable		8,893	7,735
Changes in operating accounts
Other assets		(5,742)	(1,016)
Accounts payable and other liabilities		4,608	7,429

Net Cash Used in Operating Activities		(7,933)	(2,612)

Payments for site acquisition and construction		(114,634)	(104,889)
Proceeds of disposal of property		4,216	43
Payments for other intangible assets		(666)	(470)

Net Cash Used in Investing Activities		(111,084)	(105,316)

Proceeds from issue of Profit Certificates		21,837	38,339
Proceeds from lines of credit		57,188	76,678
Proceeds from bonds payable		49,317	—
Increase in liabilities under capital leases		177	(54)
Payment of financing and related costs		(3,207)	(4,809)

Net Cash Provided by Financing Activities		125,312	110,154

Net effect of translation on cash		3,359	(664)

Increase in Cash and Cash Equivalents		9,654	1,565
Cash and Cash Equivalents at Start of Year		15,324	13,762

Cash and Cash Equivalents at End of Year		24,978	15,324

Total amount of interest paid net of capitalization		9,055	6,315
Capital lease obligation incurred on site acquisition		NIL	5,989
Total amount of corporate income taxes paid		NIL	NIL

SHURGARD SELF STORAGE SCA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A — Organization

      Shurgard Self Storage S.C.A. (“the Company”) (Formerly SSC Benelux & Co S.C.A.) was incorporated under Belgian Law as a Société en Commandite Simple on 8 December 1994 and reorganised as a Société en Commandite par Actions on 28 September 1999. The Company invests directly or through wholly owned subsidiaries in Belgium, the Netherlands, France, Sweden, Denmark, the United Kingdom and Germany (Collectively the “Group”) in the development and operation of self-storage properties providing month to month leases for business and personal use.

      Although the primary functional currency of the Group is euro, for presentation purposes, these financial statements have been translated into US dollars on the basis described in Note B.

Note B — Summary of Significant Accounting Policies

Basis of presentation

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with these accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The carrying values reflected on the balance sheet at 31 December 2002 reasonably approximate the fair value of cash and cash equivalents, other assets, accounts payable, lines of credit and other liabilities.

New accounting principles

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 143, “Accounting for Asset Retirement Obligations.” SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The amount recorded as a liability will be capitalised by increasing the carrying amount of the related long-lived asset. Subsequent to initial measurement, the liability is adjusted to the ultimate amount anticipated to be paid and for revisions to the timing of amounts of estimated cash flows. The capitalised cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. In August 2001, the FASB also issued SFAS 144, “Accounting for Impairment or Disposals of Long-Lived Assets.” SFAS 144 further refines the rules for accounting for long-lived assets and long-lived assets to be disposed of. The provisions of both of these statements become effective for the year ending 31 December 2003. The Group has not determined the impact that these statements will have on its financial position or results of operations.

Consolidation

      The consolidated financial statements include the accounts of the Company and all of its domestic and foreign subsidiaries. All inter-company balances and transactions have been eliminated upon consolidation.

Accounting for Derivative Instruments and Hedging Activities

      The Group has adopted the requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. SFAS 133 requires that all derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as cash flow hedges, the effective portion of the gain or loss on such derivative instruments will generally be reported in Other Comprehensive Income (“OCI”) and the ineffective portion, if any, will be reported in net income. Such amounts recorded in accumulated OCI will be reclassified into net income when the forecasted transaction affects earnings. To the extent derivative instruments qualify and are designated as hedges of changes in the fair value of an existing asset, liability or firm commitment, the gain or loss on the hedging instrument will be recognized currently in earnings along with the changes in fair value of the hedged asset, liability or firm commitment attributable to the hedged risk.

Foreign exchange

      The consolidated financial statements are initially prepared in euro, the primary functional currency of the Group. Assets and liabilities of certain subsidiaries outside the euro zone are translated in accordance with SFAS 52, “Foreign Currency Translation.” In accordance with SFAS 52, assets and liabilities of Group companies denominated in local currencies are translated into euro at the exchange rates in effect at the balance sheet date and revenue and expenses are translated at average rates of exchange during the year. Gains or losses arising from such translation, together with gains or losses on translation of intercompany loans to such subsidiaries that are of a long-term nature, are accumulated in OCI as a separate component of shareholders’ equity. Gains or losses from transactions denominated in other currencies are reflected in the consolidated statement of operations. The Company has entered into contracts for the hedging of that portion of investments made in currencies outside the euro zone through the forward sale of such currencies for euro. In accordance with SFAS 133, the Company records such contracts on the balance sheet at market value. Changes in market values are recorded in OCI in the same manner as for the exchange translation of the related intercompany loans as above.

      For presentation, these financial statements have been translated into US dollars. For this purpose, the consolidated balance sheet has been converted at the exchange rate in effect at the balance sheet date and the consolidated statement of operations has been translated at average rates of exchange. Gains or losses arising from this translation are also accumulated in OCI.

Storage Centres

      Storage centres are recorded at cost. Depreciation on buildings and equipment is recorded on a straight-line basis over their estimated useful lives, which range from 3 to 30 years.

Valuation of long-lived assets

      Whenever events or changes in circumstances indicate that the carrying amounts of storage centres or other long lived assets might not be recoverable, the Group reviews the related assets for impairment using best estimates based upon reasonable and supportable assumptions and projections. As of 31 December 2002, no such assets had been written down.

Cash and cash equivalents

      Cash equivalents consist of money market instruments and securities with original maturities of 90 days or less.

Financing costs

      Financing costs are amortised on the effective interest method over the life of the related debt (see note H). The related expense is included in interest expense.

Revenue recognition

      The majority of the Group’s customers rent under month to month lease agreements and revenue is recognized at the contracted rate for each month occupied. Revenue related to customers who sign longer period leases is recognized ratably over the term of the lease.

Taxation

      Deferred taxation liabilities or assets are recognised for the estimated future tax effects, based upon enacted tax law, attributable to temporary differences in the timing of recognition of transactions for reporting and tax purposes. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based upon available evidence, are not expected to be realized (see Note D).

Comprehensive income

      The Group follows SFAS 130, “Reporting of Comprehensive Income.” SFAS 130 establishes rules for the reporting of comprehensive income and its components. Comprehensive income comprises net income, foreign currency translation adjustments and adjustments to market value of certain derivative instruments and is presented in the Consolidated Statements of Shareholders’ Equity and Comprehensive Income.

Segment information

      The Group has adopted SFAS 131, “Disclosures About Segments of an Enterprise and Related Information,” which establishes annual and interim reporting standards for an enterprise’s business segments and related disclosures about products, services, geographic areas and customers. SFAS 131 does not impact the Consolidated Balance Sheet, Statement of Operations or cash flows. The segments adopted by the Group and related financial information are set out in Note N.

Environmental costs

      Group policy is to accrue environmental assessments and/or remediation costs when it is probable that such efforts will be required and the related costs can be reasonably estimated. The majority of Group real estate facilities have undergone independent environmental investigations and Group policy is to have such investigations conducted on all new real estate acquired. Although there can be no assurance that there is no environmental contamination, the Group is not aware of any such contamination which individually or in aggregate would be material to its business, financial condition or results of operations.

Note C — Storage Centres

	2002	2001

	(in thousands)
Land	$83,297	53,623
Buildings	299,857	177,551
Properties under capital lease	5,640	5,297
Equipment and other	11,249	8,675

Total property, plant & equipment	400,044	245,146
Less: accumulated depreciation	(37,176)	(20,202)

	362.868	224,945
Construction in progress	87,225	68,839

Net book value	$450,092	$293,783

      As of 31 December 2002, the Group had outstanding commitments under contracts for the acquisition and construction of new storage centres totalling $24,359,000. Certain contracts for the acquisition of new properties are subject to conditions such as the achievement of planning consents. In 2002 and 2001, interest of $2,149,000 and $1,927,000 respectively relating to the development of storage centres was capitalised.

Note D — Deferred Taxation

      No group company was required to pay corporate taxes for the years ended 31 December 2002 and 2001, as they were either in a net loss position or were able to use operating losses carried forward to offset any potential tax liability.

      The net deferred tax asset is made up as follows:

	2002	2001

	(in thousands)
Net loss before taxation	$29,844	$28,490

Deferred tax assets:
Tax loss carried forward	$43,826	$28,560
Other timing assets	2,430	909
Deferred tax liabilities:
Accelerated depreciation allowances	(2,791)	(2,067)
Other timing liabilities	(3,102)	(1,654)

Net deferred tax asset (Before valuation allowance)	40,363	25,748
Valuation allowance	(3,935)	(1,743)

Net deferred tax asset	$36,428	$24,005

      Under SFAS 109 “Accounting for income taxes,” a valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of a deferred tax asset will not be realized. In determining the need for an allowance, trading projections have been prepared by market that illustrate that the Group will achieve profits before tax for the year ended 31 December 2005 or 2006, depending on the market, and will thereafter recover tax losses carried forward through application against taxable profits over the six years ended 31 December 2011. These projections are based upon the assumption that stores achieve their projected levels of income and new store development is undertaken as planned but is limited to those for which funding has already been agreed. A valuation allowance has been provided for deferred tax assets in certain markets either where the period for which tax losses may be carried forward is limited or where the projections indicate that, based on the assumptions made, tax losses may not otherwise be recovered. These projections indicate that after making such allowances, profits will be sufficient to utilize the deferred tax asset recorded.

      Based upon the above projections, the net deferred tax asset is expected to be realized over the following periods:

Projected realisation
of deferred tax asset

(in thousands)
2006	$84
2007	10,205
2008	10,166
Thereafter	15,973

$36,428

      The years in which the deferred tax asset on tax losses carried forward expires are as follows:

Expiration of tax
benefits on loss carry
forward

(in thousands)
2003	$236
2004	792
2005	1,670
2006	1,653
2007	2,334
Unlimited carry forward	37,141

$43,826

Note E — Other Assets

      Other Assets include financing cost, software development costs and other intangibles of $8,673,000 in 2002 and $7,281,000 in 2001 net of accumulated amortisation.

Note F — Liabilities Under Leases

      The Group has a number of operational lease commitments, with terms up to 15 years. Under these lease agreements, the Group expensed $1,416,000 and $1,209,000 in the years ended 31 December 2002 and 2001 respectively. The future minimum payments required under these leases are as follows:

Future
payments

(in thousands)
2003	$1,611
2004	$1,499
2005	$1,358
2006	$1,113
2007	$1,004
Following years	$2,454

      The Group also leases four properties in Belgium and the Netherlands under capital leases with purchase options on the Belgian properties exercisable in 2011 and 2022 respectively. The liability under these leases was $9,469,000 at 31 December 2002 (2001: $7,838,000).

Note G — Bonds Payable

      In May 2002, the Company entered into a Subscription Agreement with Shurgard Storage Centers, Inc. (“SSC Inc.”) under which SSC Inc. irrevocably agreed to subscribe to registered bonds in the aggregate principal amount of up to $50,000,000 to be issued by the Company from time to time in order to meet its development and working capital requirements. If the Company issues bonds for an amount of at least $40,000,000 within 12 months of the date of the Agreement, the Company shall have the right to increase the amount of the commitment of SSC Inc. to subscribe to such bonds to a maximum amount of $75,000,000. These subscription commitments automatically terminate two years following the date of the Agreement. As at 31 December 2002, the aggregate face value of bonds issued under the Agreement was $49,317,000.

      The bonds are unsecured and subordinated to all creditors including other unsecured creditors, although they are senior to all equity distributions or distribution rights of any kind. They bear interest at 9.75% p.a. (Together with an unused fee of 1% p.a. on the undrawn amount) and the Company has the option to pay interest in either cash or by the issue of additional bonds that are not taken into account in computing the maximum principal amount of bonds that may be issued as above. The Company also paid to SSC Inc. a commitment fee of 0.5% and a structuring fee of 1.5% of the initial commitment of $50,000,000.

      The bonds are redeemable on 31 December 2004 at 115% of the principal amount of the issued bonds together with accrued interest. The Company has two one year options to extend the redemption date, subject to certain conditions, and may also redeem all or any part of the outstanding bonds at any time. Any bonds so redeemed will be cancelled and may not be re-issued. The Company is accruing the redemption premium payable on the effective interest method assuming the bonds will be redeemed on 31 December 2006, taking into account the options to extend the redemption date.

      Under the Subscription Agreement, subject to the condition, inter alia, that the Company has already launched an Initial Public Offering on a regulated stock market, SSC Inc. has undertaken, if so requested, to subscribe to any capital increase in the Company prior to the redemption date to be effected by a contribution in kind of receivables arising from the outstanding bonds held by SSC Inc. at a price equal to 80% of the trading price of the shares at the time.

Note H — Lines of Credit

      This comprises:

			Interest rate at 31
	Amount of facility	Amount drawn	December 2002

Revolving credit agreement	€300,000,000	$270,936,000	4.8%

      This euro denominated facility (Equivalent to $314,432,000 at 31 December 2002), which bears interest at a margin over EURIBOR, is secured by mortgages and other charges on substantially all of the storage centres and certain other assets of group companies. No repayments of principal are required before the maturity of the loan on 31 December 2003. Subject to certain conditions, the repayment of the loan may be extended to 31 December 2004.

Note I — Derivative instruments and hedging activities

      The Group uses interest rate swaps and caps to manage its variable rate debt and forward contracts for the sale of foreign currencies in order to manage its foreign currency investments as described below. These transactions have been accounted for in accordance with SFAS 133 as described in Note B.

      In order to minimise the risk of changes in the fair value of assets attributable to fluctuating exchange rates, the Company has entered into contracts for the hedging of that proportion of investments made in currencies outside the euro zone and financed by euro denominated debt, through the forward sale of such currencies as at 31 December 2003, the maturity date of the related financing (See note H). Credit risk has been minimized through the placing of such contracts only with highly rated banks in major European financial markets. In accordance with SFAS 133, at 31 December 2002, the Company recorded a liability of $37,000 (2001: $990,000) in respect of the market value of its forward contracts for the sale of such currencies by a credit of $1,135,000 (2001: charge of $990,000) to Foreign Currency Translation in OCI.

      As of 31 December 2001, the Company had an interest rate cap at 6.75% for a notional amount of €64,000,000 ($67,079,000 as of 31 December 2002) and an interest rate swap fixing the interest rate at 5.24% for a notional amount of €191,000,000 ($200,189,000 as of 31 December 2002), both contracts maturing on 31 December 2003. During the year ended 31 December 2002, the Company purchased two further interest rate caps at 6.75% for notional amounts of €25,000,000 ($26,203,000 as of 31 December 2002) and €20,000,000 ($20,962,000 as of 31 December 2002) respectively maturing also on 31 December 2003, for a total cost of €36,000 ($38,000 as of 31 December 2002). Although these transactions are designated as cash flow hedges of the interest rate risk attributable to changes in the variable rate interest on the Group’s Line of Credit (Note H), the terms differ from the underlying debt in that, at 31 December 2002, the notional value of the contracts exceeded the amount drawn under the Line of Credit by €41,500,000 ($43,496,000 as of 31 December 2002). Accordingly, the Company uses the hypothetical derivative method to test hedge effectiveness as well as the amount of ineffectiveness to be recorded in earnings. This method compares changes in the value of a hypothetical “at market” swap for a notional amount matching the hedged debt to changes in value of the actual swap. Amounts are recorded in net interest expense to the extent changes in value of the actual swap exceed changes in the value of the hypothetically perfect swap.

      In accordance with SFAS 133, on 1 January 2001 the Group initially recorded a charge of $1,106,000 in respect of a cumulative effect of a change in accounting principle relating to the adjustment from book value to market value in respect of the Company’s interest rate cap at that date. As of 31 December 2001, the Company recorded an asset of $996,000 in respect of the market value of its interest rate swap and cap, giving rise to a credit to OCI of $891,000 and a charge to net interest expense of $761,000 in respect of its interest rate caps for the year then ended. As of 31 December 2002, the Company recorded a liability of $1,524,000 in respect of the market value of both the swap and the interest rate caps by a debit to OCI of $2,739,000 and a credit to interest expense of $950 in respect of the hedge ineffectiveness for the year then ended.

Note J — Subordinated Loan Payable

      This comprises the amount outstanding, including accrued interest, under a €206,000,000 ($215,910,000 as of 31 December 2002) Loan Facility Agreement with Recom & Co SNC, a Belgian holding company with a partnership interest of 53.83% in the Company. This loan, which matures in full on 31 December 2009, bears interest at 8.25% and is fully subordinated to all other liabilities of the Group. No repayment of principal is required before the maturity of the loan. The balance payable includes accrued interest of $30,017,000 (2001: $17,043,000).

Note K — Shareholders’ Equity

      The registered capital of the Company amounts to €15,695,000 (equivalent to $17,779,000 as of 31 December 2002), which is represented by 97,789 Partner Interests, each representing an equal part of the capital. The participants comprise General Partners, who commit themselves with unlimited liability, jointly and severally, to the obligations of the Company and Classes A, B and C Limited Liability Partners, whose liability is limited up to the amount of their contribution, provided that they do not engage in the management of the Company. No Class B or C Partner Interests have yet been issued. The three classes of Partner Interests have in certain circumstances (i) varying preference rights with respect to distributions made by the Company to its partners and (ii) varying rights to give effect to a transfer or sale of their interest.

      On 8 October 1999, the Company entered into a Joint Venture Agreement with new partners in order to provide capital to finance the ongoing development of the Group’s business. Under this Agreement, the partners subscribed to additional General Partner Interests in the Company for a total amount of $8,500. In addition to the partner interests representing the registered capital of the Company, the Company also issued to the new partners 178,306 Profit Certificates against a commitment to contribute in cash an amount of €684.13 (equivalent to $717 as of 31 December 2002) per certificate. As of 31 December 2002, the Profit Certificates were fully subscribed, amounting in total to €121,984,000 ($113,665,000 at historical rates). Each Profit Certificate entitles its holder to certain voting rights as set out in the Joint Venture Agreement and otherwise to the same rights and obligations as a limited liability partner interest. Each Profit Certificate may be converted into one Class B limited liability partner interest at any time provided that it has been paid up in accordance with the terms of the Joint Venture Agreement.

      On 27 February 2001, as part of arrangements for additional financing, the Company and its partners entered into a further agreement under which the partners agreed to subscribe for a further 40,928 New Profit Certificates at €684.13 ($717 as of 31 December 2002) per New Profit Certificate, amounting in total to €28,000,000 ($29,347,000 as of 31 December 2002). The partners undertook to pay up the New Profit Certificates under certain conditions prior to 31 December 2002. These conditions were not met. Subsequent to that date, the partners are only required to pay up the New Profit Certificates in the event the Company defaults (or threatens to default) on the terms of its revolving credit agreement or other material indebtedness or in the event of bankruptcy, insolvency or liquidation, irrespective of other conditions. When it is fully paid, each New Profit Certificate may be converted into one Class C limited liability partner interest at any time.

      The Company has also issued free of charge to certain of its partners, a total of 136,111 warrants, each to acquire one Class A limited liability partner interest through a capital increase at a predetermined price. The warrants may be exercised in cash between 1 January 2002 and 31 December 2009 at an exercise price that increases from €823 to €1,543 ($863 to $1,617 as of 31 December 2002), depending upon the date it is exercised. as a limited liability partner interest. Each Profit Certificate may be converted into one Class B limited liability partner interest at any time provided that it has been paid up in accordance with the terms of the Joint Venture Agreement.

Note L — Compensation and Benefit Plans

      On 6 December 2001, the Group adopted the Shurgard Self Storage SCA European Share Plan that provides for the granting of options to eligible employees of Group companies to acquire limited liability Class A Partner Interests in the Company up to a maximum of 7% of the issued ordinary share capital. Under the Plan, option holders irrevocably grant to SSC Inc. a call option with right of first refusal to purchase shares and SSC Inc. grants option holders a put option to sell to SSC Inc. any shares acquired under the Plan at a price based upon an independent valuation of the Group. In the year ended 31 December 2002, the Group issued a total of 1,836 options that vest between 24 September 2005 and 1 January 2006 all at an exercise price of €950 ($996 as of 31 December 2002). Of these options, 78 were refused or forfeit so that as of 31 December 2002, there were 1,758 options outstanding.

      The Group has adopted the “Disclosure only” provisions of SFAS123, “Accounting for Stock-based Compensation.” No compensation cost has been recognized for this option plan. Had it been calculated based upon the fair value at the grant date consistent with the provisions of SFAS123, the compensation cost recognized in the year ended 31 December 2002 would have been $12,000, calculated at a minimum value of €74 ($78 as of 31 December 2002) per option granted.

      In 1999, the Group established a Phantom Share Incentive Plan in which certain employees are eligible to participate. Under this Plan, annual awards are made to eligible employees of rights to receive a compensation benefit calculated according to a predetermined formula based upon the increase in value of the business of the Group between the date of the award and the date of exercise of the rights. Under the terms of the Plan, rights generally vest on the third anniversary of the date of grant only if the employee has remained with the Group and may only be exercised thereafter either (i) on the date of an initial public offering, (ii) if any participant ceases to be an employee or (iii) otherwise on 31 December 2005. No material payments have yet been made under the Plan; however, provision has been made in these financial statements for the estimated cost of the benefit payable under the Plan in respect of awards made prior to the balance sheet date based upon the estimated increase in value of the business up to that date, calculated according to the predetermined formula, on the assumption that all awards that have not otherwise lapsed will vest in due course.

      Certain group companies make defined contributions to pension plans according to local employment law and practice. The cost of contributions to such plans, which is expensed as incurred, was $450,000 and $335,000 in the years ended 31 December 2002 and 2001 respectively.

Note M — Commitments and Contingencies

      There are no material contingencies or litigation known to the Group.

Note N — Segment Reporting

      The Group has adopted two reportable segments: “Same” and “New” Stores. The definition of Same Stores comprises existing stores that were either acquired as at 1 January of the previous year or in respect of self-developed properties, those that have been operating for a full four quarters since they achieved 85% occupancy (Or if otherwise they have been open for more than four years). All other facilities are defined as New Stores.

      The performance of properties is evaluated based upon Net Operating Income (“NOI”), which is defined as rental revenue less direct operating expenses and real estate taxes. These segments allow management to focus separately on increasing NOI from existing properties and renting up new facilities. The accounting policies applicable to segments are as described in Note B above. There are no inter-segment sales and transfers. Depreciation and amortisation, other operating expenses and net interest expense are not allocated to segments.

      The following table illustrates the results for these segments for the years ended 31 December 2002 and 2001 using the Same Store and New Store data for the twenty-one stores meeting the above new criteria as of 31 December 2002.

	Same Stores	New Stores	TOTAL
	$’000	$’000	$’000

Year ended 31 December 2002
Rental revenue	16,997	26,515	43,512
Direct store operating expenses(1)	(5,090)	(17,171)	(22,261)

NOI	11,907	9,344	21,251

Total land, buildings & equipment	74,038	286,504	360,542
Year ended 31 December 2001
Rental revenue	14,275	12,251	26,526
Direct store operating expenses(1)	(4,936)	(10,542)	(15,478)

NOI	9,339	1,709	11,048

Total land, buildings & equipment	66,341	157,119	223,460

      The following table illustrates the results for these segments for the years ended 31 December 2001 and 2000 using the Same Store and New Store data for the eleven stores meeting the above new criteria as of 31 December 2001.

	Same Stores	New Stores	TOTAL
	$’000	$’000	$’000

Year ended 31 December 2001
Rental revenue	8,232	18,294	26,526
Direct store operating expenses(1)	(2,666)	(12,812)	(15,478)

NOI	5,566	5,482	11,048

Total land, buildings & equipment	51,487	171,973	223,460
Year ended 31 December 2000
Rental revenue	7,398	6,888	14.287
Direct store operating expenses(1)	(2,810)	(7,129)	(9.939)

NOI	4,588	(241)	4,347

Total land, buildings & equipment	30,709	125,700	156,409

(1) Including real estate taxes and leasehold expense

      The following table reconciles the reported segments’ revenue to consolidated total revenue for the years ended 31 December 2002, 2001 and 2000:

	2002	2001	2000
	$’000	$’000	$’000

Total segment revenue	43,512	26,526	14,287
Other income	257	20	120

Total revenue	43,769	26,546	14,406

      Of the total segment revenue, $8,550,000 (2001: $6,674,000) was attributed to Belgium and $34,962,000 (2001: $19,852,000) to other European markets.

      The following table reconciles the reported segments’ NOI to consolidated net loss for the years ended 31 December 2002, 2001 and 2000:

	2002	2001	2000
	$’000	$’000	$’000

Total segment NOI	21,251	11,048	4,347
Other income	257	20	120
Depreciation and amortisation	(12,959)	(9,044)	(6,454)
Other operating expenses	(16,966)	(14,020)	(12,021)
Effect of change in accounting principle		(1,106)	—
Net financial expense	(23,784)	(16,494)	(12,484)
Exchange translation gain on bonds payable	2,357	—	—
Provision for taxes	7,343	8,304	10,008

Net loss	(22,501)	(21,292)	(16,484)

      The following table reconciles the reported segments’ assets to consolidated assets as of 31 December 2002, 2001 and 2000:

	2002	2001	2000
	$’000	$’000	$’000

Total segment assets	360,542	223,460	156,409
Construction in progress	87,225	68,839	45,965
Other fixed assets	2,325	1,485	1,380
Other assets	91,509	59,387	48,769

Consolidated total assets	541,601	353,171	252,522

      Of the total segment assets, $55,822,000 (2001: $40,986,000) was attributed to Belgium and $304,720,000 (2001: $182,474,000) to other European markets.

Note O — Related Party Transactions

      On 8 October 1999, the Company entered into a license agreement with SSC Inc. whereby the Company was granted an exclusive licence for the use of proprietary marks and know-how for establishing, owning and operating self-storage facilities in countries within Western Europe. As from 8 October 1999, the Company pays the costs in connection with registering proprietary marks within its territory.

      The Group also reimburses SSC Inc. and two partners for the services of certain key executives. In the year ended 31 December 2002, these charges amounted to $1,293,000 (2001: $1,064,000).

SHURGARD SELF STORAGE SCA

CONSOLIDATED BALANCE SHEETS

		31 Mar 2003	31 Dec 2002
	Note	$’000	$’000

ASSETS
Storage Centres:
Land		97,484	83,297
Buildings & equipment, net		323,614	279,570
Construction in progress		60,994	87,225

Total Storage Centres	C	482,092	450,092
Cash & cash equivalents		27,672	24,978
Deferred taxation	D	40,379	36,428
Other assets		30,790	30,103

Total Assets		580,934	541,601

LIABILITIES & SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities		32,484	35,617
Liabilities under capital leases	E	9,652	9,469
Bonds payable	G	52,059	49,623
Lines of credit	F	312,500	270,936
Subordinated loan payable	G	134,147	127,620

Total Liabilities		540,842	493,265

Commitments and contingencies	I
Shareholders’ equity
General Partner Interest €160.50 par value; 56 shares issued and outstanding in 2003 and 2002		10	10
Class A Limited Liability Partner Interest €160.50 par value; 97,733 shares issued and outstanding in 2003 and 2002		17,769	17,769
Additional paid in capital		30	30
Profit Certificates: 219,234 (2002:219,234) issued		113,665	113,665

Total shareholders’ interest		131,474	131,474
Accumulated loss		(85,925)	(79,086)
Accumulated other comprehensive income		(5,457)	(4,052)

Total shareholders’ equity		40,092	48,336

Total liabilities & shareholders’ equity		580,934	541,601

SHRUGARD SELF STORAGE SCA

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended	Three Months Ended
	31 March 2003	31 March 2002
	$’000	$’000

Rental revenue	14,303	8,590
Other revenue	(1)	3

Total Revenue	14,302	8,593

Direct store operating expenses	7,311	4,284
Real estate taxes	896	598
Other operating expenses	5,068	2,981
Depreciation and amortisation	4,105	2,630

Total Expenses	17,380	10,493

Net Loss Arising From Operations	(3,078)	(1,900)
Net interest expense	(8,403)	(4,609)
Exchange translation gain on bonds payable	1,506	—

Net Loss Before Taxation	(9,975)	(6,509)
Provision for taxes	3,136	1,986

Net Loss	(6,839)	(4,523)

SHURGARD SELF STORAGE SCA

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended	Three Months Ended
	31 March 2003	31 March 2002
	$’000	$’000

Net Loss
Adjustments to reconcile earnings to net cash used in operating activities	(6,839)	(4,523)
Provision for deferred taxation	(3,136)	(1,986)
(Gains) on disposal of property	1	(3)
Cumulative effect of a change in accounting principle
Depreciation and amortisation	4,105	2,630
Amortisation of financing costs as interest expense	980	592
Exchange translation gain on bond payable	(1,506)	—
Redemption premium on bonds payable	403	—
Subordinated loan payable	2,693	2,032
Changes in operating accounts
Other assets	1,872	(5,801)
Accounts payable and other liabilities	(3,823)	81

Net Cash Used in Operating Activities	(5,250)	(6,978)

Payments for site acquisition and construction	(27,708)	(16,214)
Proceeds of disposal of property	—	3
Payments for other intangible assets	(51)	(153)

Net Cash Used in Investing Activities	(27,759)	(16,364)

Proceeds from issue of Profit Certificates	—	8,768
Proceeds from lines of credit	33,240	17,536
Proceeds from bonds payable	2,030	—
Increase in liabilities under capital leases	(99)	(133)
Payment of financing and related costs	(192)	(1,703)

Net Cash Provided by Financing Activities	34,979	24,468

Net effect of translation on cash	724	(269)

Increase in Cash and Cash Equivalents	2,694	857
Cash and Cash Equivalents at Start of Year	24,978	15,324

Cash and Cash Equivalents at End of Year	27,672	16,181

Total amount of interest paid net of capitalization	2,668	1,785
Capital lease obligation incurred on site acquisition	NIL	NIL
Total amount of corporate income taxes paid	NIL	NIL

SHURGARD SELF STORAGE SCA

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A — Organization

      Shurgard Self Storage S.C.A. (“the Company”) (Formerly SSC Benelux & Co S.C.A.) was incorporated under Belgian Law as a Société en Commandite Simple on 8 December 1994 and reorganised as a Société en Commandite par Actions on 28 September 1999. The Company invests directly or through wholly owned subsidiaries in Belgium, the Netherlands, France, Sweden, Denmark, the United Kingdom and Germany (Collectively the “Group”) in the development and operation of self-storage properties providing month to month leases for business and personal use.

      Although the primary functional currency of the Group is euro, for presentation purposes, these financial statements have been translated into U.S. dollars on the basis described in Note B.

Note B — Summary of Significant Accounting Policies

Basis of presentation

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with these accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The carrying values reflected on the balance sheet at 31 March 2003 reasonably approximate the fair value of cash and cash equivalents, other assets, accounts payable, lines of credit and other liabilities.

New accounting principles

      In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations.” This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. The statement is effective for the Company beginning in 2003 and there was no impact on its financial position, results of operations, or cash flows.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The rescission of SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements,” which amended SFAS No. 4, will affect income statement classification of gains and losses from extinguishment of debt. SFAS No. 4 requires that gains and losses from extinguishment of debt be classified as an extraordinary item, if material. Under SFAS No. 145, extinguishment of debt is now considered a risk management strategy by the reporting enterprise and the FASB does not believe it should be considered extraordinary under the criteria in APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, unless the debt extinguishment meets the unusual in nature and infrequency of occurrence criteria in APB Opinion No. 30. SFAS No. 145 is effective for the Company in 2003. In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities initiated after 31 December 2002. The adoption of these pronouncements has no impact on the Company’s financial position, results of operations or cash flows.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which amended SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for periods ending after December 15, 2002. The Company has adopted the disclosure provisions of SFAS No. 148 and accounts for stock-based compensation under APB No. 25, therefore, SFAS No. 148 will have no effect on its financial position, results of operations or cash flows. If the Company had recognized stock-based compensation expense in accordance with SFAS No. 148, the compensation cost recognized in the three months ended 31 March 2003 and 2002 would have been immaterial to the Company’s financial position and results of operations.

      In November 2002, the FASB issued FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after 31 December 2002, irrespective of the guarantor’s fiscal year-end. In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” which clarifies the application of Accounting Research Bulletin No. 51 “Consolidated Financial Statements” for entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FASB Interpretation No. 46 becomes effective for entities created prior to 1 February 2003 beginning July 2003 and immediately for entities created after February 1, 2003. Adoption of these pronouncements has not had an impact on the Company’s financial position, results of operations or cash flows.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends SFAS No. 133. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is effective for contracts entered into or modified after 30 June 2003. In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. This statement is effective for interim periods beginning after 15 June 2003. The Company is currently evaluating the effect of these pronouncements on its balance sheet, results of operations and cash flows.

Consolidation

      The consolidated financial statements include the accounts of the Company and all of its domestic and foreign subsidiaries. All inter-company balances and transactions have been eliminated upon consolidation.

Accounting for Derivative Instruments and Hedging Activities

      The Group has adopted the requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. SFAS 133 requires that all derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as cash flow hedges, the effective portion of the gain or loss on such derivative instruments will generally be reported in Other

Comprehensive Income (“OCI”) and the ineffective portion, if any, will be reported in net income. Such amounts recorded in accumulated OCI will be reclassified into net income when the forecasted transaction affects earnings. To the extent derivative instruments qualify and are designated as hedges of changes in the fair value of an existing asset, liability or firm commitment, the gain or loss on the hedging instrument will be recognized currently in earnings along with the changes in fair value of the hedged asset, liability or firm commitment attributable to the hedged risk.

Foreign exchange

      The consolidated financial statements are initially prepared in euro, the primary functional currency of the Group. Assets and liabilities of certain subsidiaries outside the euro zone are translated in accordance with SFAS 52, “Foreign Currency Translation.” In accordance with SFAS 52, assets and liabilities of Group companies denominated in local currencies are translated into euro at the exchange rates in effect at the balance sheet date and revenue and expenses are translated at average rates of exchange during the year. Gains or losses arising from such translation, together with gains or losses on translation of intercompany loans to such subsidiaries that are of a long-term nature, are accumulated in OCI as a separate component of shareholders’ equity. Gains or losses from transactions denominated in other currencies are reflected in the consolidated statement of operations. The Company has entered into contracts for the hedging of that portion of investments made in currencies outside the euro zone through the forward sale of such currencies for euro. In accordance with SFAS 133, the Company records such contracts on the balance sheet at market value. Changes in market values are recorded in OCI in the same manner as for the exchange translation of the related intercompany loans as above.

      For presentation, these financial statements have been translated into US dollars. For this purpose, the consolidated balance sheet has been converted at the exchange rate in effect at the balance sheet date and the consolidated statement of operations has been translated at average rates of exchange. Gains or losses arising from this translation are also accumulated in OCI.

Revenue recognition

      The majority of the Group’s customers rent under month to month lease agreements and revenue is recognized at the contracted rate for each month occupied. Revenue related to customers who sign longer period leases is recognized ratably over the term of the lease.

Taxation

      Deferred taxation liabilities or assets are recognised for the estimated future tax effects, based upon enacted tax law, attributable to temporary differences in the timing of recognition of transactions for reporting and tax purposes. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based upon available evidence, are not expected to be realized (see Note D).

Comprehensive income

      The Group follows SFAS No. 130, “Reporting of Comprehensive Income.” SFAS No. 130 establishes rules for the reporting of comprehensive income and its components. Comprehensive income comprises net income, foreign currency translation adjustments and adjustments to market value of certain derivative instruments (see Note H).

Note C — Storage Centers

      Buildings and equipment are presented net of accumulated depreciation of $41,960,000 million and $37,176,000 million as of 31 March 2003 and 31 December 2002. As of 31 March 2003, the Group had outstanding commitments under contracts for the acquisition and construction of new storage centres totalling $42,397,000. Certain contracts for the acquisition of new properties are subject to conditions such as the achievement of planning consents. During the three months ended 31 March 2003 and 2002, interest of $521,000 and $534,000 respectively relating to the development of storage centres was capitalised.

Note D — Deferred Taxation

      No group company was required to pay corporate taxes for the years ended 31 December 2002 and 2001, as they were either in a net loss position or were able to use operating losses carried forward to offset any potential tax liability.

      The net deferred tax asset is made up as follows:

	31 March	31 December
	2003	2002

	(in thousands)
Net loss before taxation	$9,975	$29,844

Deferred tax asset (Before valuation allowance)	44,524	$40,363
Valuation allowance	(4,145)	(3,935)

Net deferred tax asset	$40,379	$36,428

      Under SFAS No. 109 “Accounting for income taxes,” a valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of a deferred tax asset will not be realized. In determining the need for an allowance, trading projections have been prepared by market that illustrate that the Group will achieve profits before tax for the year ended 31 December 2005 or 2006, depending on the market, and will thereafter recover tax losses carried forward through application against taxable profits over the six years ended 31 December 2011. These projections are based upon the assumption that stores achieve their projected levels of income and new store development is undertaken as planned but is limited to those for which funding has already been agreed. A valuation allowance has been provided for deferred tax assets in certain markets either where the period for which tax losses may be carried forward is limited or where the projections indicate that, based on the assumptions made, tax losses may not otherwise be recovered. These projections indicate that after making such allowances, profits will be sufficient to utilize the deferred tax asset recorded.

Note E — Liabilities Under Leases

      The Group has a number of operational lease commitments, with terms up to 15 years. The future minimum payments required under these leases are as follows:

Future
payments

(in thousands)
2003	1,651
2004	1,536
2005	1,392
2006	1,143
2007	1,157
Following years	2,588

      The Group also leases four properties in Belgium and the Netherlands under capital leases with purchase options on the Belgian properties exercisable in 2011 and 2022 respectively. The liability under these leases was $9,652,000 at 31 March 2003 and $9,469,000 at 31 December 2002.

Note F — Lines of Credit

      The Group has a €300,000,000 revolving credit facility, which bears interest at a margin over EURIBOR, and is secured by mortgages and other charges on substantially all of the storage centres and certain other assets of Group companies. No repayments of principal are required before the maturity of the loan on 31 December 2003. Subject to certain conditions, the repayment of the loan may be extended to 31 December 2004. As of 31 March 2003, the outstanding balance on the revolving credit facility was $312,500,000 and the weighted average rate was 4.6%.

Note G — Related Party Transactions

      In May 2002, the Company entered into a Subscription Agreement with Shurgard Storage Centers, Inc. (“SSC Inc.”) under which SSC Inc. irrevocably agreed to subscribe to registered bonds in the aggregate principal amount of up to $50,000,000 to be issued by the Company from time to time in order to meet its development and working capital requirements. If the Company issues bonds for an amount of at least $40,000,000 within 12 months of the date of the Agreement, the Company shall have the right to increase the amount of the commitment of SSC Inc. to subscribe to such bonds to a maximum amount of $75,000,000. These subscription commitments automatically terminate two years following the date of the Agreement. As of 31 March 2003, the aggregate face value of bonds issued under the Agreement was $51,348,000.

      The bonds are unsecured and subordinated to all creditors including other unsecured creditors, although they are senior to all equity distributions or distribution rights of any kind. They bear interest at 9.75% p.a. (Together with an unused fee of 1% p.a. on the undrawn amount) and the Company has the option to pay interest in either cash or by the issue of additional bonds that are not taken into account in computing the maximum principal amount of bonds that may be issued as above. The Company also paid to SSC Inc. a commitment fee of 0.5% and a structuring fee of 1.5% of the initial commitment of $50,000,000.

      The bonds are redeemable on 31 December 2004 at 115% of the principal amount of the issued bonds together with accrued interest. The Company has two one year options to extend the redemption date, subject to certain conditions, and may also redeem all or any part of the outstanding bonds at any time. Any bonds so redeemed will be cancelled and may not be re-issued. The Company is accruing the redemption premium payable on the effective interest method and has recorded $414,000 in interest expense for the three months ended 31 March 2003. Additionally, the Group has a #206,000,000 ($222,366,000 at 31 March 2003) Loan Facility Agreement with Recom & Co SNC, a Belgian holding company with a partnership interest of 53.83% in the Company. This loan, which matures in full on 31 December 2009, bears interest at 8.25% and is fully subordinated to all other liabilities of the Group. No repayment of principal is required before the maturity of the loan. The balance payable at March 31, 2003 includes accrued interest of $30,914,000.

      The Group reimburses SSC Inc. and two partners for the services of certain key executives. In the three months ended 31 March 2003, these charges amounted to $287,000 (2002: $258,000).

Note H — Derivative instruments and hedging activities

      The Group uses interest rate swaps and caps to manage its variable rate debt and forward contracts for the sale of foreign currencies in order to manage its foreign currency investments as described below. These transactions have been accounted for in accordance with SFAS No. 133 as described in Note B.

      In order to minimise the risk of changes in the fair value of assets attributable to fluctuating exchange rates, the Company has entered into contracts for the hedging of that proportion of investments made in currencies outside the euro zone and financed by euro denominated debt, through the forward sale of such currencies as at 31 December 2003, the maturity date of the related financing (see Note F). Credit risk has been minimized through the placing of such contracts only with highly rated banks in major European financial markets. In accordance with SFAS No. 133, as of 31 March 2003, the Company recorded an asset of $2,600,000 (2002: $2,100,000) in respect of the market value of its forward contracts for the sale of such currencies by a credit of $2,700,000 (2002: $1,300,000) to Foreign Currency Translation in OCI.

      At 31 December 2001, the Company had an interest rate cap at 6.75% for a notional amount of €64,000,000 ($69,000,000 as of 31 March 2003) and an interest rate swap fixing the interest rate at 5.24% for a notional amount of €191,000,000 ($206,000,000 as of 31 March 2003), both contracts maturing on 31 December 2003. During the year ended 31 December 2002, the Company purchased two further interest rate caps at 6.75% for notional amounts of €25,000,000 ($27,000,000 as of 31 March 2003) and €20,000,000 ($22,000,000 as of 31 March 2003), respectively maturing also on 31 December 2003, for a total cost of €36,000 ($39,000 as of 31 March 2003). Although these transactions are designated as cash flow hedges of the interest rate risk attributable to changes in the variable rate interest on the Group’s Line of Credit, the terms differ from the underlying debt in that, as of 31 March 2003, the notional value of the contracts exceeded the amount drawn under the Line of Credit by €10,500,000 ($11,385,000 as of 31 March 2003). Accordingly, the Company uses the hypothetical derivative method to test hedge effectiveness as well as the amount of ineffectiveness to be recorded in earnings. This method compares changes in the value of a hypothetical “at market” swap for a notional amount matching the hedged debt to changes in value of the actual swap. Amounts are recorded in net interest expense to the extent changes in value of the actual swap exceed changes in the value of the hypothetically perfect swap.

      For the three months ended 31 March 2003 the Company recorded a liability of $1,747,000 in respect of the market value of both the swap and the interest rate caps by a credit to OCI of $139,000 and a debit to interest expense of $3,000 in respect of the hedge ineffectiveness. For the three months ended 31 March 2002 the Company recorded a liability of $1,946,000 in respect of the market value of both the swap and the interest rate caps by a debit to OCI of $983,000 and a debit to interest expense of $17,000 in respect of the hedge ineffectiveness.

Note I — Commitments and Contingencies

      There are no material contingencies or litigation known to the Group.

Note J — Segment Reporting

      The Group has adopted two reportable segments: “Same” and “New” Stores. The definition of Same Stores comprises existing stores that were either acquired as at 1 January of the previous year or in respect of self-developed properties, those that have been operating for a full four quarters since they achieved 85% occupancy (Or if otherwise they have been open for more than four years). All other facilities are defined as New Stores.

      The performance of properties is evaluated based upon Net Operating Income (“NOI”), which is defined as rental revenue less direct operating expenses and real estate taxes. These segments allow management to focus separately on increasing NOI from existing properties and renting up new facilities. Depreciation and amortisation, other operating expenses and net interest expense are not allocated to segments.

      The following table illustrates the results for these segments for the three months ended 31 March 2003 and 2002 using the Same Store and New Store data for the twenty two stores meeting the above new criteria as of 31 March 2003.

	Same Stores	New Stores	TOTAL
	$’000	$’000	$’000

Three months ended 31 March 2003
Rental revenue	4,864	9,439	14,303
Direct store operating expenses(1)	(1,632)	(6,575)	(8,207)
NOI	3,232	2,864	6,096
Three months ended 31 March 2002
Rental revenue	3,910	4,680	8,590
Direct store operating expenses(1)	(1,269)	(3,613)	(4,882)
NOI	2,641	1,067	3,708

      The following table reconciles the reported segments’ revenue to consolidated total revenue for the three months ended 31 March 2003 and 2002:

	2003	2002
	$’000	$’000

Total segment revenue	14,303	8,590
Other income	(1)	3
Total revenue	14,302	8,593

      Of the total segment revenue, $1,704,000 (2002: $1,367,000) was attributed to Belgium and $3,160,000 (2002: $2,543,000) to other European markets.

      The following table reconciles the reported segments’ NOI to consolidated net loss for the three months ended 31 March 2003 and 2002:

	2003	2002
	$’000	$’000

Total segment NOI	6,096	3,708
Other income	(1)	3
Depreciation and amortisation	(4,105)	(2,630)
Other operating expenses	(5,068)	(2,981)
Net interest expense	(6,897)	(4,609)
Provision for taxes	3,136	1,986
Net loss	(6,839)	(4,523)

Note K — Subsequent events

      On May 26, 2003, the Company formed a development joint venture with Crescent Euro Self Storage Investments SARL, an investment vehicle controlled by First Islamic Investment Bank, E.C., based in Manama, Bahrain (“Crescent”). The joint venture, known as First Shurgard SPRL (“First Shurgard”) will develop approximately 25 self storage properties in Europe in 2003 and 2004. Total capitalization of the joint venture is anticipated to be approximately €147.5 million.

      Pursuant to the terms of the joint venture agreement, First Shurgard will invest in stores developed or to be developed in six European countries: Denmark, France, Germany, the Netherlands, Sweden, and the United Kingdom. The Company has the exclusive right to manage these stores for a term of 20 years and will receive development and management fees from First Shurgard. Cash flow after expenses, fees, and interest will be distributed pari passu to Crescent and the Company until each receives a leveraged 12% pre-tax return, then, for amounts above the 12% levered return, profits will be distributed 60% and 40% to Crescent and the Company, respectively.

INDEPENDENT AUDITOR’S REPORT

To the Shareholders of

Recom & Co, SNC
Brussels, Belgium

      We have audited the accompanying balance sheets of Recom & Co, SNC (“the Company”) as of December 31, 2002 and 2001, and the related statements of operations, shareholders’ equity and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such financial statements present fairly, in all material respects, the financial position of the company as of December 31, 2002 and 2001, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

      The company incurred significant losses. The financial statements have been prepared assuming that the company will be able to continue as a going concern. Based on the current financial position of the company, the reimbursement of the debt will ultimately depend from the financial support of its liable partners.

DELOITTE & TOUCHE
Reviseurs d’Entreprises SC s.f.d. SCRL
Represented by

/s/ DANIEL KROES

Daniel Kroes

July 1, 2003

RECOM & CO. S.N.C.

BALANCE SHEETS

		31 Dec 2002	31 Dec 2001
	Note	$’000	$’000

ASSETS
Investment in and advances to real estate affiliate	C	115,035	95,945
Cash & cash equivalents		230	7
Amounts receivable from other affiliates		112	80
Other assets	D	316	1,487

Total Assets		115,693	97,519

LIABILITIES & SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities		4,123	3,112
Amounts payable to other affiliates		—	18
Lines of credit	F	147,600	141,400

Total Liabilities		151,723	144,530

Shareholders’ equity
10,039 Partner Interests of no par value	H	1,005	1,005
Accumulated loss		(32,428)	(46,264)
Accumulated other comprehensive income		(4,607)	(1,752)

Total shareholders’ equity		(36,030)	(47,011)

Total liabilities & shareholders’ equity		115,693	97,519

RECOM & CO. S.N.C

STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	31 Dec 2002	31 Dec 2001
	$’000	$’000

Loss from affiliated real estate investment	(7,541)	(7,134)
Operating expenses	(4)	(8)

Loss From Operations	(7,545)	(7,142)

Interest revenue from affiliated real estate investment	8,935	7,738
Other interest revenue	2	8
Interest expense	(11,720)	(10,493)
Foreign exchange translation gains (losses)	24,164	(5,766)

Net Other Income (Expense)	21,381	(8,513)

Net Income (Loss)	13,836	(15,655)

RECOM & CO. S.N.C.

STATEMENTS OF CASH FLOWS

		Year ended	Year ended
		31 Dec 2002	31 Dec 2001
	Note	$’000	$’000

Net Income (Loss)		13,836	(15,655)
Adjustments to reconcile earnings to net cash used in operating activities
Loss from affiliated real estate investment		7,541	7,134
Amortisation of cost of interest rate swaps		5,384	5,172
Amortization of loan costs		567	542
Foreign exchange translation gains (losses)		(24,164)	5,766
Subordinated loan receivable		(8,934)	(7,738)
Changes in operating accounts
Amounts receivable from other affiliates		(15)	(80)
Other assets		2	5
Accounts payable and other liabilities		(286)	(2,038)
Amounts payable to other affiliates		(19)	18
Effect of exchange translation		90	5

Net Cash Used in Operating Activities		(5,998)	(6,869)

Proceeds from lines of credit		6,200	6,400

Net Cash Provided by Financing Activities		6,200	6,400

Net effect of translation on cash		21	52

Increase in Cash and Cash Equivalents		223	(417)
Cash and Cash Equivalents at Start of Year		7	424

Cash and Cash Equivalents at End of Year		230	7

Total amount of interest paid		6,051	6,754
Total amount of corporate income taxes paid		—	—

RECOM & CO. S.N.C.

STATEMENT OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

		Accumulated	Accumulated Other	Total
	Equity	Loss	Comprehensive Loss	Shareholder’s Equity
	$’000	$’000	$’000	$’000

Balance 1 January 2001	1,005	(30,609)	4,277	(25,327)
Comprehensive loss:
Net loss		(15,655)		(15,655)
Other comprehensive income:
Loss on derivatives instruments			(7,438)	(7,438)
Foreign currency translation			1,409	1,409
Total Comprehensive income:		(15,655)	(6,029)	(21,684)

Balance 31 December 2001	1,005	(46,264)	(1,752)	(47,011)
Comprehensive loss:
Net income		13,836		13,836
Other comprehensive income:
Gain on derivatives instruments			3,936	3,936
Foreign currency translation			(6,791)	(6,791)
Total Comprehensive income:		13,836	(2,855)	10,981

Balance 31 December 2002	1,005	(32,428)	(4,607)	(36,030)

RECOM & CO. S.N.C.

NOTES TO FINANCIAL STATEMENTS

Note A — Organization

      Recom & Co. S.N.C. (“the Company”) was incorporated under Belgian Law as a Societe en Nom Collectif, a form of General Partnership, on 7 March 1997. As described in Note C, the Company holds an investment comprising (i) a Limited Partner interest, together with warrants to purchase additional interests, and (ii) a subordinated loan, in an affiliated entity, Shurgard Self Storage S.C.A. (“Shurgard Europe”). Shurgard Europe is a Belgian corporation, which invests directly or indirectly through wholly owned subsidiaries in the development and operation of self storage facilities in seven European countries. After taking into account the exercise of the above warrants, the effective percentage interest held in Shurgard Europe as of 31 December 2002 and 2001 was 53.82%.

      Although the primary functional currency of the Company is euro, for presentation purposes, these financial statements have been translated into US dollars on the basis described in Note B.

Note B — Summary of Significant Accounting Policies

Basis of presentation

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with these accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The carrying values reflected on the balance sheet as of 31 December 2002 reasonably approximate the fair value of cash and cash equivalents, other assets, accounts payable, lines of credit and other liabilities.

New accounting principles

      In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 143, “Accounting for Asset Retirement Obligations.” SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. The amount recorded as a liability will be capitalised by increasing the carrying amount of the related long-lived asset. Subsequent to initial measurement, the liability is adjusted to the ultimate amount anticipated to be paid and for revisions to the timing of amounts of estimated cash flows. The capitalised cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. In August 2001, the FASB also issued SFAS 144, “Accounting for Impairment or Disposals of Long-Lived Assets.” SFAS 144 further refines the rules for accounting for long-lived assets and long-lived assets to be disposed of. The provisions of both of these statements become effective for the year ending 31 December 2003. In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The rescission of SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements,” which amended SFAS No. 4, will affect income statement classification of gains and losses from extinguishment of debt. SFAS No. 4 requires that gains and losses from extinguishment of debt be classified as an extraordinary item, if material. Under SFAS No. 145, extinguishment of debt is now considered a risk management strategy by the reporting enterprise and the FASB does not believe it should be considered extraordinary under the criteria in APB Opinion No. 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” unless the debt extinguishment meets the unusual in nature and infrequency of occurrence criteria in APB Opinion No. 30. SFAS No. 145 is effective for the Company in 2003. In July 2002, the FASB issued SFAS No. 146,

“Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities initiated after 31 December 2002. In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” which amended SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based compensation and amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for periods ending after December 15, 2002. The adoption of these pronouncements has no impact on the Company’s financial position, results of operations or cash flows.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends SFAS No. 133. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement is effective for contracts entered into or modified after 30 June 2003. In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. This statement is effective for interim periods beginning after 15 June 2003. The Company is currently evaluating the effect of these pronouncements on our balance sheet, results of operations and cash flows.

      In November 2002, the FASB issued FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after 31 December 2002, irrespective of the guarantor’s fiscal year-end. As the Company has no guarantees, this pronouncement has no impact on the Company’s financial position, results of operations or cash flows. In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” which clarifies the application of Accounting Research Bulletin No. 51 “Consolidated Financial Statements” for entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FASB Interpretation No. 46 becomes effective for entities created prior to 1 February 2003 beginning July 2003 and immediately for entities created after February 1, 2003. [Adoption of this pronouncement to review]

Investment in Real Estate Affiliate

      The Company’s interest in Shurgard Europe has been accounted for under the equity method so that the Company has recognised its share of 33.6% of its affiliates loss.

Accounting for Derivative Instruments and Hedging Activities

      The Company has adopted the requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. SFAS 133 requires that all derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as cash flow hedges, the effective portion of the gain or loss on such derivative instruments will generally be reported in Other Comprehensive Income (“OCI”) and the ineffective portion, if any, will be reported in net income. Such amounts recorded in accumulated OCI will be reclassified into net income when the forecasted transaction affects earnings. To the extent derivative instruments qualify and are designated as hedges of changes in the fair value of an existing asset, liability or firm commitment, the gain or loss on the hedging instrument will be recognized currently in earnings along with the changes in fair value of the hedged asset, liability or firm commitment attributable to the hedged risk.

Foreign exchange

      The financial statements of the Company are initially prepared in euro, its primary functional currency. Gains or losses from transactions denominated in other currencies, including the liability under the Company’s US dollar denominated credit line (Note F), are reflected in the statement of operations.

      For presentation, these financial statements have been translated into US dollars. For this purpose, the consolidated balance sheet has been converted at the exchange rate in effect at the balance sheet date and the consolidated statement of operations, as prepared as explained above, has been translated at average rates of exchange for the corresponding period. Gains or losses arising from this translation are accumulated in OCI.

Cash and cash equivalents

      Cash equivalents consist of money market instruments and securities with original maturities of three months or less.

Financing costs

      Financing costs are amortised on the effective interest method over the life of the related debt (see note F). The related expense is included in interest expense.

Taxation

      Deferred taxation liabilities or assets are recognised for the estimated future tax effects, based upon enacted tax law, attributable to temporary differences in the timing of recognition of transactions for reporting and tax purposes. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based upon available evidence, are not expected to be realized (see Note E).

Comprehensive income

      The Company follows SFAS 130, “Reporting of Comprehensive Income.” SFAS 130 establishes rules for the reporting of comprehensive income and its components. Comprehensive income comprises net income, foreign currency translation adjustments and adjustments to market value of certain derivative instruments and is presented in the Statements of Shareholders’ Equity and Comprehensive Income.

Note C — Investment in and advances to Real Estate Affiliate

      This comprises an investment in Partner Interests and advances to Shurgard Europe, less the Company’s share of losses.

Investment in Partner Interests

      This comprises an investment in 92,733 Class A Limited Liability Partner Interests and is equivalent to 33.6% of the Partner Interests in issue (Including interests of certain other investors in Shurgard Europe in Profit Certificates that carry equivalent distribution rights and may be converted to Class B Limited Liability Partner Interests at any time).

      The differing classes of Partner Interests in Shurgard Europe have in certain circumstances (i) varying preference rights with respect to distributions by Shurgard Europe and (ii) varying rights to give effect to a transfer or sale of their interest. As a Limited Partner, the Company has no voting rights in Shurgard Europe.

      In addition to the Partner Interests in issue, Shurgard Europe has also issued free of charge to certain of its partners, a total of 136,111 warrants (Including 129,141 issued to the Company), each to acquire one Class A Limited Liability Partner Interest through a capital increase at a predetermined price. The warrants may be exercised in cash between 1 January 2002 and 31 December 2009 at an exercise price that increases from €823 to €1,543, depending upon the date it is exercised. Taking into account the issue of Partner Interests under these warrants, the effective interest of the Company in Shurgard Europe is 53.8%.

Subordinated loan receivable

      This comprises $127,620,000 (2001: $99,534,000) outstanding, including accrued interest, under a €206,000,000 ($215,910,000 as of 31 December 2002) Loan Facility Agreement with Shurgard Europe. This loan, which matures in full on 31 December 2009, bears interest at 8.25% and is fully subordinated to all other liabilities of the Shurgard Europe. No repayment of principal is required before the maturity of the loan. The balance receivable includes accrued interest of $30,017,000 (2001: $17,043,000).

Note D — Other Assets

      Other Assets include financing costs of $314,000 as of 31 December 2002 (2001: $793,000) net of accumulated amortisation.

Note E — Deferred Taxation

      The Company was not required to pay corporate taxes for the years ended 31 December 2002 and 2001, as it was in a net loss position. However, as of both 31 December 2001 and 2002, the Company was not in a position to anticipate being able to utilise the tax losses carry forward, no deferred taxation asset has been recorded.

      The timing differences comprise:

	2002	2001
	$’000	$’000

Net income (loss) before taxation	13,815	(18,034)

Deferred tax assets (liabilities):
Tax loss carried forward	9,760	8,899
Timing liability in respect of:
Unrealized exchange translation gain	(8,909)	—
Derivative transactions	1,488	2,975

Net deferred tax asset (Before valuation allowance)	2,339	11,874
Valuation allowance	(2,339)	(11,874)

Net deferred tax asset	—	—

Note F — Line of credit

      This comprises a syndicated credit facility arranged by Bank of America with a total limit of US$168,500,000. It bears interest at 1.5% over LIBOR, is unsecured and matures on 20 June 2003 (See Note I). The loan contains customary affirmative and negative lending covenants and default provisions.

      As the Company is a General Partnership, its partners are contingently liable for this loan.

Note G — Derivative instruments and hedging activities

      The Company uses interest rate swaps to hedge the variability in interest rates on its line of credit (Note F). These contracts were entered into coincident with the draws on the credit facility, so that as of 31 December 2002 and 2001 there were five contracts for a total notional amount of $144.4 million, all maturing in June 2003, as follows:

Notional Amount	Fixed rate

$135 million	3.88%
$3.7 million	5.43%
$2.7 million	4.59%
$3.0 million	2.66%
$3.2 million	2.11%

      In order to reduce the interest rate, the Company paid $14.65 million for the initial contract of $135 million.

      These transactions have been accounted for in accordance with SFAS 133 as described in Note B. Each transaction is designated as a cash flow hedge and all terms match those of the credit facility. In accordance with the transition provisions of SFAS 133, on 1 January 2001 the Company recorded a charge of $2,452,000 in respect of a cumulative effect of a change in accounting principle relating to the adjustment from book value to market value in respect of the initial contract at that date.

      This embedded value is amortized to interest expense giving rise to a charge of $5,384,000 and $5,172,000 in each of the years ended 31 December 2002 and 2001 respectively. Additionally, in accordance with SFAS 133, as of 31 December 2002, the Company recorded a liability of $776,000 (2001: asset of $691,000) in respect of the market value of the swaps, giving rise to a credit to OCI of $3,936,000 (2001: debit of $5,079,000).

Note H — Shareholders Equity

      The Company has issued a total of 10,039 General Partner Interests without par value for an aggregate consideration of €875,000 (Equivalent to $1,005,000 at issue date).

      These Partner Interests include 9,000 shares issued to Storage Holdings S.A., a Belgian corporation. Any shareholder, other than Storage Holdings S.A. may increase its equity interest without limit at any time by giving notice to the other shareholders, who may then also participate on a prorata basis. This additional equity may be issued at €74.37 (Equivalent to $77.95 as of 31 December 2003) per share, the original price at the time of the Company’s organization.

Note I — Subsequent event

      On 20 June 2003, the Company repaid its credit line (Note F) through application of proceeds of issue of a bond to Shurgard Storage Centers, Inc. and another affiliated company. The bond, which bears interest at 2% over EURIBOR is redeemable on 31 December 2004 and is secured by the Company’s interest in Shurgard Europe.

RECOM & CO. S.N.C.

BALANCE SHEETS

		31 Mar 2003	31 Dec 2002
	Note	$’000	$’000

ASSETS
Investment in and advances to real estate affiliate	C	118,873	115,035
Cash & cash equivalents		220	230
Amounts receivable from other affiliates		119	112
Other assets	D	162	316

Total Assets		119,374	115,693

LIABILITIES & SHAREHOLDERS’ EQUITY
Accounts payable and other liabilities		2,184	4,123
Lines of credit	F	150,600	147,600

Total Liabilities		152,784	151,723

Shareholders’ equity
10,039 Partner Interests of no par value	H	1,005	1,005
Accumulated loss		(30,497)	(32,428)
Accumulated other comprehensive income		(3,918)	(4,607)

Total shareholders’ equity		(33,410)	(36,030)

Total liabilities & shareholders’ equity		119,374	115,693

RECOM & CO. S.N.C.

STATEMENTS OF OPERATIONS

	Three months ended	Three months ended
	31 Mar 2003	31 Mar 2002
	$’000	$’000

Loss from affiliated real estate investment	(2,292)	(1,512)
Operating expenses	—	(6)

Loss From Operations	(2,292)	(1,518)

Interest revenue from affiliated real estate investment	2,693	2,032
Interest expense	(2,892)	(3,013)
Foreign exchange translation gains (losses)	4,422	(2,531)

Net Other Income (Expense)	4,223	(3,512)

Net Income (Loss)	1,931	(5,030)

RECOM & CO. S.N.C.

STATEMENTS OF CASH FLOWS

		Three Months Ended	Three Months Ended
		31 Mar 2003	31 Mar 2002
	Note	$’000	$’000

Net Income (Loss)		1,931	(5,030)
Adjustments to reconcile earnings to net cash used in operating activities
Loss from affiliated real estate investment		2,292	1,512
Amortisation of cost of interest rate swaps		1,331	1,341
Amortization of loan costs		160	131
Foreign exchange translation gains (losses)		(4,422)	2,531
Subordinated loan receivable		(2,693)	(2,032)
Changes in operating accounts
Amounts receivable from other affiliates		(4)	(3)
Other assets		1	—
Accounts payable and other liabilities		(1,612)	(1,381)
Amounts payable to other affiliates		—	(16)
Effect of exchange translation		—	(4)

Net Cash Used in Operating Activities		(3,016)	(2,951)

Proceeds from lines of credit		3,000	3,000

Net Cash Provided by Financing Activities		3,000	3,000

Net effect of translation on cash		6	7

Increase in Cash and Cash Equivalents		(10)	56
Cash and Cash Equivalents at Start of Year		230	7

Cash and Cash Equivalents at End of Year		220	63

Total amount of interest paid		3,013	2,922
Total amount of corporate income taxes paid		—	—

RECOM & CO. S.N.C.

NOTES TO FINANCIAL STATEMENTS

Note A —	Organization

      Recom & Co. S.N.C. (“the Company”) was incorporated under Belgian Law as a Societe en Nom Collectif, a form of General Partnership, on 7 March 1997. As described in Note C, the Company holds an investment comprising (i) a Limited Partner interest, together with warrants to purchase additional interests, and (ii) a subordinated loan, in an affiliated entity, Shurgard Self Storage S.C.A. (“Shurgard Europe”). Shurgard Europe is a Belgian corporation, which invests directly or indirectly through wholly owned subsidiaries in the development and operation of self storage facilities in seven European countries. After taking into account the exercise of the above warrants, the effective percentage interest held in Shurgard Europe as at 31 December 2002 and 2001 was 53.82%.

      Although the primary functional currency of the Company is euro, for presentation purposes, these financial statements have been translated into US dollars on the basis described in Note B.

Note B —	Summary of Significant Accounting Policies

Basis of presentation

      These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with these accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The carrying values reflected on the balance sheet at 31 December 2002 reasonably approximate the fair value of cash and cash equivalents, other assets, accounts payable, lines of credit and other liabilities.

New accounting principles

      In July 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” This statement establishes accounting standards for recognition and measurement of a liability for an asset retirement obligation and the associated asset retirement cost. This statement is effective for the Company beginning in 2003 and there was no impact on its financial position, results of operations, or cash flows.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The rescission of SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements,” which amended SFAS No. 4, will affect income statement classification of gains and losses from extinguishment of debt. SFAS No. 4 requires that gains and losses from extinguishment of debt be classified as an extraordinary item, if material. Under SFAS No. 145, extinguishment of debt is now considered a risk management strategy by the reporting enterprise and the FASB does not believe it should be considered extraordinary under the criteria in APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”, unless the debt extinguishment meets the unusual in nature and infrequency of occurrence criteria in APB Opinion No. 30. SFAS No. 145 is effective for the Company in 2003. In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires recognition of costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities initiated after 31 December 2002. The adoption of these pronouncements has no impact on the Company’s financial position, results of operations or cash flows.

      In November 2002, FASB issued FASB Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after 31 December 2002, irrespective of the guarantor’s fiscal year-end. As the Company has no guarantees, this pronouncement has no impact on the Company’s financial position, results of operations or cash flows. In January 2003, FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” which clarifies the application of Accounting Research Bulletin No. 51 “Consolidated Financial Statements” for entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FASB Interpretation No. 46 becomes effective for entities created prior to 1 February 2003 beginning July 2003 and immediately for entities created after February 1, 2003. The Company has determined that adoption of this Interpretation currently will not have a significant effect on its financial position, results of operations or cash flows.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities,” which amends SFAS No. 133. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”. This statement is effective for contracts entered into or modified after 30 June 2003. In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. This statement is effective for interim periods beginning after 15 June 2003. The Company is currently evaluating the effect of these pronouncements on our balance sheet, results of operations and cash flows.

Investment in Real Estate Affiliate

      The Company’s interest in Shurgard Europe has been accounted for under the equity method so that the Company has recognised its share of 33.6% of its affiliates loss.

Accounting for Derivative Instruments and Hedging Activities

      The Company has adopted the requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. SFAS 133 requires that all derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. The accounting for changes in fair value depends upon the purpose of the derivative instrument and whether it is designated and qualifies for hedge accounting. To the extent derivative instruments qualify and are designated as cash flow hedges, the effective portion of the gain or loss on such derivative instruments will generally be reported in Other Comprehensive Income (“OCI”) and the ineffective portion, if any, will be reported in net income. Such amounts recorded in accumulated OCI will be reclassified into net income when the forecasted transaction affects earnings. To the extent derivative instruments qualify and are designated as hedges of changes in the fair value of an existing asset, liability or firm commitment, the gain or loss on the hedging instrument will be recognized currently in earnings along with the changes in fair value of the hedged asset, liability or firm commitment attributable to the hedged risk.

Foreign exchange

      The financial statements of the Company are initially prepared in euro, its primary functional currency. Gains or losses from transactions denominated in other currencies, including the liability under the Company’s U.S. dollar denominated credit line (Note F), are reflected in the statement of operations.

      For presentation, these financial statements have been translated into U.S. dollars. For this purpose, the consolidated balance sheet has been converted at the exchange rate in effect at the balance sheet date and the consolidated statement of operations, as prepared as explained above, has been translated at average rates of exchange. Gains or losses arising from this translation are accumulated in OCI.

Cash and cash equivalents

      Cash equivalents consist of money market instruments and securities with original maturities of 90 days or less.

Financing costs

      Financing costs are amortised on the effective interest method over the life of the related debt (see note E). The related expense is included in interest expense.

Taxation

      Deferred taxation liabilities or assets are recognised for the estimated future tax effects, based upon enacted tax law, attributable to temporary differences in the timing of recognition of transactions for reporting and tax purposes. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based upon available evidence, are not expected to be realized (see Note D).

Comprehensive income

      The Company follows SFAS 130, “Reporting of Comprehensive Income.” SFAS 130 establishes rules for the reporting of comprehensive income and its components. Comprehensive income comprises net income, foreign currency translation adjustments and adjustments to market value of certain derivative instruments and is presented in the Statements of Shareholders’ Equity and Comprehensive Income.

Note C — Investment in and advances to Real Estate Affiliate

      This comprises an investment in Partner Interests and advances to Shurgard Europe, less the Company’s share of losses.

Investment in Partner Interests

      This comprises an investment in 92,733 Class A Limited Liability Partner Interests and is equivalent to 33.6% of the Partner Interests in issue (Including interests of certain other investors in Shurgard Europe in Profit Certificates that carry equivalent distribution rights and may be converted to Class B Limited Liability Partner Interests at any time).

      The differing classes of Partner Interests in Shurgard Europe have in certain circumstances (i) varying preference rights with respect to distributions by Shurgard Europe and (ii) varying rights to give effect to a transfer or sale of their interest. As a Limited Partner, the Company has no voting rights in Shurgard Europe.

      In addition to the Partner Interests in issue, Shurgard Europe has also issued free of charge to certain of its partners, a total of 136,111 warrants (Including 129,141 issued to the Company), each to acquire one Class A Limited Liability Partner Interest through a capital increase at a predetermined price. The warrants may be exercised in cash between 1 January 2002 and 31 December 2009 at an exercise price that increases from €823 to €1,543, depending upon the date it is exercised. Taking into account the issue of Partner Interests under these warrants, the effective interest of the Company in Shurgard Europe is 53.8%.

Subordinated loan receivable

      This comprises $134,147,000 (31 December 2002: $127,620,000) outstanding, including accrued interest, under a €206,000,000 ($222,366,000 at 31 March 2003) Loan Facility Agreement with Shurgard Europe. This loan, which matures in full on 31 December 2009, bears interest at 8.25% and is fully subordinated to all other liabilities of the Shurgard Europe. No repayment of principal is required before the maturity of the loan. The balance receivable includes accrued interest of $30,914,000 (31 December 2002: $30,017,000).

Note D — Deferred Taxation

      The Company was not required to pay corporate taxes for the years ended 31 December 2002 and 2001, as it was in a net loss position. However, as at both 31 March 2003 and 31 December 2002, the Company was not in a position to anticipate being able to utilise the tax losses carry forward, no deferred taxation asset has been recorded.

      The timing differences comprise:

	31 March	31 December
	2003	2002
	$’000	$’000

Net income (loss) before taxation	1,926	13,815

Deferred tax assets:
Tax loss carried forward	10,112	9,760
Timing liability in respect of:
Unrealized exchange translation gain	(10,682)	(8,909)
Derivative transactions	936	1,488

Net deferred tax asset (Before valuation allowance)	366	2,339
Valuation allowance	(366)	(2,339)

Net deferred tax asset	—	—

Note E — Line of credit

      This comprises a syndicated credit facility arranged by Bank of America with a total limit of US$168,500,000. It bears interest at 1.5% over LIBOR, is unsecured and matures on 20 June 2003 (See Note G). The loan contains customary affirmative and negative lending covenants and default provisions.

      As the Company is a General Partnership, its partners are contingently liable for this loan.

Note F — Derivative instruments and hedging activities

      The Company uses interest rate swaps to hedge the variability in interest rates on its line of credit (Note F). These contracts were entered into coincident with the draws on the credit facility, so that as of

31 March 2003 there were five contracts for a total notional amount of $144.4 million, all maturing in June 2002, as follows:

Notional Amount	Fixed rate

$135 million	3.88%
$3.7 million	5.43%
$2.7 million	4.59%
$3.0 million	2.66%
$3.2 million	2.11%

      In order to reduce the interest rate, the Company paid $14.65 million for the initial contract of $135 million. This embedded value is amortized to interest expense giving rise to a charge of $1,331,000 and $1,341,000 in each of the quarters ended 31 March 2003 and 2002 respectively. Additionally, in accordance with SFAS 133, as of 31 March 2003, the Company recorded a liability of $365,000 (31 December 2002: asset of $776,000) in respect of the market value of the swaps, giving rise to a credit to OCI of $1,543,000 (2002: credit of $3,936,000).

Note G — Subsequent event

      On 20 June 2003, the Company repaid its credit line (Note F) through application of proceeds of issue of a bond to Shurgard Storage Centres, Inc. and another affiliated company. The bond, which bears interest at 2% over EURIBOR is redeemable on 31 December 2004 and is secured by the Company’s interest in Shurgard Europe.

EXHIBITS
Exhibit No.	Description

23.1	Consent of Deloitte & Touche
23.2	Consent of Deloitte & Touche

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHURGARD STORAGE CENTERS, INC.

Dated: July 7, 2003
	By	/s/ Christine M. McKay

Christine M. McKay, Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX
Exhibit No.	Description

23.1	Consent of Deloitte & Touche
23.2	Consent of Deloitte & Touche